Exhibit (h)(2)

FIRST JOINDER TO FUND SERVICES AGREEMENT

This Joinder (“Joinder”) to the FUND SERVICES AGREEMENT, dated July 21, 2024 among each of the Customers listed on Annex I thereto and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as amended as of the date hereof (the “Agreement”), is made and entered into as of August 5, 2025 and effective November 3, 2025, between the New Customers (as defined below) and J.P. Morgan.

W I T N E S S E T H:

WHEREAS, the Customer and J.P. Morgan entered into the Agreement;

WHEREAS, Palmer Square Income Plus Fund and Palmer Square Ultra-Short Duration Investment Grade Fund (collectively, the “New Customers”) request that J.P. Morgan provide the Services to them under the terms and conditions set forth in the Agreement; and

WHEREAS, J.P. Morgan agrees to provide the Services pursuant to the terms and conditions set forth in the Agreement in respect of the New Customers.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, defined terms used in this Joinder shall have the meaning ascribed to such terms in the Agreement.

2.	Joinder. New Customers hereby agree to be subject to and bound by the terms and conditions of the Agreement.

3.	Amendments. The Agreement shall be amended as follows:

(A)	Annex I of the Agreement is hereby amended and restated in its entirety by Annex I hereto.

(B)	Save as amended by this Joinder, the Agreement shall remain in full force and effect.

4.	Representations. Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Joinder, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Joinder.

5.	Entire Agreement. This Joinder and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Joinder are inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Joinder shall prevail as between the parties.

6.	Counterparts. This Joinder may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Joinder by executing a counterpart and this Joinder shall not take effect until it has been executed by both parties.

7.	Law and Jurisdiction. This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Joinder as of the date first above written.

PALMER SQUARE FUNDS TRUST ON BEHALF OF each Fund set forth in Annex 1 individually and not jointly		JPMORGAN CHASE BANK, N.A.

By:	/s/ Scott A. Betz	By:	/s/ Greg Cook
Name:	Scott A. Betz	Name:	Greg Cook
Title:	Chief Compliance Officer	Title:	Executive Director

Annex I
List of Customers

Joinder dated August 5, 2025 to Fund Services Agreement dated July 21, 2024

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (Y/N)	Address for Notices	Customer-specific Services
PALMER SQUARE CREDIT OPPORTUNITIES ETF	Series of Statutory Trust	Delaware	N	1900 Shawnee Mission Parkway, Suite 315, Mission Woods KS 66205 Attention: Scott Betz (with copy to Jeremy Goff)	—
PALMER SQUARE CLO SENIOR DEBT ETF	Series of Statutory Trust	Delaware	N	1900 Shawnee Mission Parkway, Suite 315, Mission Woods KS 66205 Attention: Scott Betz (with copy to Jeremy Goff)	—
PALMER SQUARE CLO DEBT ETF	Series of Statutory Trust	Delaware	N	1900 Shawnee Mission Parkway, Suite 315, Mission Woods KS 66205 Attention: Scott Betz (with copy to Jeremy Goff)	—
Palmer Square Income Plus Fund	Series of Statutory Trust	Delaware	N	1900 Shawnee Mission Parkway, Suite 315, Mission Woods KS 66205 Attention: Scott Betz (with copy to Jeremy Goff)	—
Palmer Square Ultra-Short Duration Investment Grade Fund	Series of Statutory Trust	Delaware	N	1900 Shawnee Mission Parkway, Suite 315, Mission Woods KS 66205 Attention: Scott Betz (with copy to Jeremy Goff)	—

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